Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS DILUTED EPS OF $0.29 FOR FISCAL SECOND QUARTER, INCLUSIVE OF

$0.02 PER DILUTED SHARE BENEFIT FROM LITIGATION SETTLEMENT,

ON REVENUE OF $162 MILLION

– Global New Unit Shipments Totaled 5,803, with Fiscal Second Quarter Revenue

Recognized on 4,846 Units, an Increase of 24%, or 928 Units, on Quarterly Sequential Basis –

– Operating Margin Improves to 13%, on Quarterly Sequential Basis, Reflecting Ongoing

Operating Execution Progress and Expense Savings from Restructuring and

Cost Containment Actions –

– Quarterly Cash Flow from Operations Increases to $53 Million,

or Double the Prior Year –

– Flow of New Products Continues to Improve in the Quarter,

with More than 20 New For-Sale Game Theme Initial Approvals and

Additional Jurisdiction Approvals for Participation Games –

Waukegan, Ill. – January 26, 2012 - WMS Industries Inc. (NYSE:WMS) today reported revenue of $162.2 million and net income of $16.1 million, or $0.29 per diluted share, for its fiscal 2012 second quarter ended December 31, 2011. The results include a benefit of $2.1 million pre-tax, or $0.02 per diluted share, from settlement of litigation. These results showed sequential growth over the September 2011 quarter in which the Company reported revenues of $155.6 million and diluted earnings per share of $0.07, inclusive of $0.17 of charges. In the December 2010 quarter, revenue was $199.9 million and net income was $27.0 million, or $0.46 per diluted share, including a $0.02 per diluted share benefit due to the retroactive reinstatement of the U.S. Federal Research and Development tax credit.

Recent Highlights:

•

Initial jurisdictional approvals received for more than 20 new for-sale games between October 1, 2011 and December 31, 2011, with approximately two-thirds of these games featuring new, distinct math models.

•

First jurisdictional approval received in the December quarter for new Epic MONOPOLY™ participation game, along with several game refresh themes for existing installed participation products and additional jurisdictional approvals for THE WIZARD OF OZ™ Journey to Oz™, MONOPOLY Party Train®, BATTLESHIP™, Leprechaun’s Gold® and Pirate Battle® games.

•

WMS’ networked gaming products installed on approximately 900 gaming machines at more than 50 casino properties in North America, Europe, Asia, Africa and Latin America, including previously approved Portal applications – Jackpot Explosion®, Piggy Bankin® and Peng-Wins® – and the Remote Configuration and Download functionality of the WAGE-NET® networked gaming system.

•

Reached agreement with a major multi-site casino operator to replace 1,500 Bluebird® gaming machines with Bluebird2 and Bluebird xD™ units by calendar 2012 year end, along with a commitment to increase WMS’ installed base of participation gaming machines.

•	Surpassed 800,000 unique log-in users for Player’s Life® Web Services in January 2012.

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WMS Reports Fiscal Second Quarter Results, 1/26/2012	page 2

“Reflecting the quarterly sequential improvements in unit shipments, revenues, diluted EPS and cash flow from operations, and the ongoing improvements in the pace of jurisdictional approvals for our newest products, we believe the inflection point in our operating and financial performance is now behind us,” said Brian R. Gamache, Chairman and Chief Executive Officer. “Since the second half of fiscal 2011, we have acted decisively to realign our product plans to address near-term customer needs and revenue opportunities, redirect resources to support the commercialization of new products and right-size the organization to match current operating conditions to position WMS for a return to growth. As a result, we are now capturing revenue opportunities and attaining operating margin benefits from our realignment, restructuring and cost containment actions.”

“We expect quarterly sequential improvements in revenues and operating margin to accelerate in the second half of fiscal 2012, as the return to a more ratable schedule for the development and ongoing commercialization of innovative new products continues, as we realize the benefit of increased demand from new casino openings, and as we maintain our disciplined focus on improving operational execution and cost containment,” Gamache continued. “These improvements are expected to drive year-over-year growth in both total revenue and operating margin in the second half of fiscal 2012. We believe the continued improvements and operational progress will lead to an even stronger year in fiscal 2013 for WMS.”

“We are encouraged by recent customer acceptance of our new, innovative products, as evidenced by the Company’s new large contract with a major multi-site customer that increases our share of their casino slot floors in the United States, while creating a refresh cycle that will ensure their gaming floor remains appealing and highly productive,” Gamache added. “Additionally, momentum for the commercialization of our forward-thinking network gaming system continues to gain traction with more than 50 casinos around the world now running our networked gaming solutions on their slot floors.

“We believe that our talented workforce, Culture of Innovation and portfolio of intellectual properties strongly position WMS to capture a meaningful share of the long-term growth opportunities in our industry in the coming years,” concluded Gamache.

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WMS Reports Fiscal Second Quarter Results, 1/26/2012	page 3

Fiscal 2012 Second Quarter Financial Review

The following table summarizes key components related to revenue generation for the three and six months ended December 31, 2011 and 2010 (dollars in millions, except unit, per unit and per day data):

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Product Sales Revenues:
New unit sales revenues	$79.1	$104.9	$144.0	$193.0
Other product sales revenues	18.4	22.3	40.6	45.4

Total product sales revenues	$97.5	$127.2	$184.6	$238.4

New units shipped and recognized as product sales revenue	4,846	6,310	8,764	11,648
Average sales price per new unit	$16,325	$16,620	$16,440	$16,567
Gross profit on product sales revenues (1)	$48.8	$64.1	$93.1	$118.2
Gross margin on product sales revenues (1)	50.1%	50.4%	50.4%	49.6%
Gaming Operations Revenues:
Participation revenues	$58.4	$69.4	$121.7	$142.3
Other gaming operations revenues	6.3	3.3	11.5	6.7

Total gaming operations revenues	$64.7	$72.7	$133.2	$149.0

Installed participation units at period end, with lease payments based on:
Percentage of coin-in	3,582	3,755	3,582	3,755
Percentage of net win	2,673	3,282	2,673	3,282
Daily lease rate (2)	3,027	3,137	3,027	3,137

Total installed participation units at period end	9,282	10,174	9,282	10,174

Average installed participation units	9,376	10,147	9,488	10,263
Average revenue per day per participation unit	$67.62	$74.39	$69.72	$75.38
Gross profit on gaming operations revenues (1)	$50.3	$57.1	$104.5	$118.9
Gross margin on gaming operations revenues (1)	77.7%	78.5%	78.5%	79.8%
Total revenues	$162.2	$199.9	$317.8	$387.4

Total gross profit (1)	$99.1	$121.2	$197.6	$237.1

Total gross margin (1)	61.1%	60.6%	62.2%	61.2%

(1)	As used herein, gross profit and gross margin do not include depreciation, amortization and distribution expenses.
(2)	Includes only participation game theme units. Does not include units with product sales game themes placed under fixed-term, daily fee operating leases.

Total product sales revenues for the December 2011 quarter were $97.5 million compared to $127.2 million in the year-ago period and increased $10.4 million, or 12%, on a quarterly sequential basis. Global new unit shipments totaled 5,803 new gaming machines in the December quarter, of which WMS recognized revenue on 4,846 units, including 2,759 units in the U.S. and Canada. New replacement units totaled approximately 2,200 units in the U.S. and Canada, a 600-unit quarterly sequential increase, but were below a year ago. Gaming machine sales for new casino openings and expansions in the U.S. and Canada were approximately 600 units, not including 957 additional new units for new casino openings and expansions that were shipped at the customers’ request, but not recognized as revenue in the December 2011 quarter.

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WMS Reports Fiscal Second Quarter Results, 1/26/2012	page 4

WMS shipped 2,087 units to international customers, or 43% of total global unit shipments, compared with 2,389 units, or 38% of total global unit shipments, in the year-ago period, primarily reflecting a decline in shipments to customers in Mexico and Australia. The average sales price for new units of $16,325 was lower than the year-ago period, reflecting the competitive marketplace and a lower mix of premium games. WMS’ Bluebird xD units represented 34% of total global new unit shipments and mechanical reel products were 13% of new unit sales in the December 2011 quarter.

Other product sales revenue declined $3.9 million year over year to $18.4 million, reflecting lower revenue from sales of used gaming machines, partially offset by higher conversion kit revenue. Approximately 1,600 used gaming machines were sold in the December 2011 quarter, at lower average selling prices, compared with approximately 3,100 used units in the prior-year quarter. Revenue was recognized on approximately 5,000 conversion kits in the December 2011 quarter compared to approximately 2,000 conversion kits a year ago.

Gaming operations revenues were $64.7 million in the December 2011 quarter compared to $72.7 million in the year-ago period. The average installed participation base for the December 2011 quarter was 9,376 units compared to an average installed base of 10,147 units in the year-ago period. The ending installed base of 9,282 gaming machines at December 31, 2011, compares with 9,592 units at September 30, 2011, and 10,174 units at December 31, 2010. Average revenue per day was $67.62 compared to $74.39 in the year-ago period. The year-over-year declines in the average and period-end installed base and average revenue per day primarily reflect the previously noted impact from delays in approvals of new participation products that have recently eased. The 6% quarterly sequential decline in average daily revenue from $71.70 in the September 2011 quarter mostly reflects normal seasonal influences during the December quarter.

Following initial jurisdictional approvals for new participation games near the end of the September 2011 quarter and additional approvals subsequently received in other jurisdictions, coupled with recent initial approvals for several new participation games, as expected, the Company began to replace and refresh its participation footprint in the December 2011 quarter. With the expected commercialization of additional new participation products in the second half of the fiscal 2012, WMS expects to achieve sequential growth in its installed participation base and average revenue per day in both the March and June 2012 quarters.

Other gaming operations revenue increased $3.0 million over the year-ago period, primarily reflecting continued growth in the online gaming business in the United Kingdom and incremental revenue from networked gaming solutions.

Total gross profit, excluding depreciation, amortization and distribution expense as used herein, was $99.1 million for the December 2011 quarter compared to $121.2 million in the year-ago period. Total gross margin was 61.1% compared to 60.6% in the year-ago period. Product sales gross margin was 50.1% in the December 2011 quarter, just below the 50.4% in the December 2010 quarter, reflecting a lower average selling price partially offset by ongoing improvements to reduce costs. The gross margin benefit from increased revenues of higher-margin conversion kit and parts sales was partially offset by the lower margin on used gaming machine sales. Gaming operations gross margin was 77.7% in the December 2011 quarter compared with 78.5% in the year-ago quarter, reflecting unfavorable jackpot expense experience and increased costs from the networked gaming and online gaming businesses that were launched within the last twelve months.

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WMS Reports Fiscal Second Quarter Results, 1/26/2012	page 5

The following table summarizes key components of operating expenses and operating income for the three and six months ended December 31, 2011 and 2010 ($ in millions):

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Operating Expenses
Research and development	$23.7	$30.1	$48.1	$58.8
As a percentage of revenues	14.6%	15.1%	15.1%	15.2%
Selling and administrative	33.2	38.1	71.5	76.4
As a percentage of revenues	20.5%	19.1%	22.5%	19.7%
Impairment and restructuring charges	—	—	9.7	3.8
As a percentage of revenues	—	—	3.1%	1.0%
Depreciation and amortization	21.2	16.3	43.8	32.1
As a percentage of revenues	13.1%	8.1%	13.8%	8.3%

Total operating expenses	$78.1	$84.5	$173.1	$171.1

Operating expenses as a percentage of revenues	48.2%	42.3%	54.5%	44.2%
Operating income	$21.0	$36.7	$24.5	$66.0

Operating margin	12.9%	18.4%	7.7%	17.0%

WMS continued to realize benefits in the December 2011 quarter from previously implemented restructuring and realignment initiatives, as well as from ongoing cost management efforts. The Company recorded no new impairment or restructuring charges during the December 2011 quarter. For the six months ended December 31, 2011, total research and development and selling and administrative expenses, inclusive of the $4.3 million of incremental bad debt expense recorded in the September quarter, were $15.6 million lower than the comparable six-month period a year ago.

Research and development expenses in the December 2011 quarter were $23.7 million, or $6.4 million lower on a year-over-year basis and just below the September 2011 quarter. The decrease reflects lower non-payroll-related expenses due to cost containment measures coupled with savings realized from the workforce reduction announced in August 2011. Consistent with the changes announced in August 2011, the Company has prioritized development initiatives aimed at improving the ratable commercialization of new products for core businesses, focusing on near-term revenue opportunities, as well as continuing support for emerging opportunities such as portal applications for networked gaming, WMS’ award-winning Player’s Life Web Services and online gaming.

Selling and administrative expenses in the December 2011 quarter were $33.2 million, or $4.9 million lower than the year-ago period, primarily reflecting a decline in payroll-related expenses reflecting lower levels of staffing and lower non-payroll-related expenses.

Depreciation and amortization expense was $21.2 million in the December 2011 quarter compared with $16.3 million in the year-ago quarter, primarily reflecting increased depreciation from capital spending on gaming operations equipment as the Company continues to transition its installed base of participation units to Bluebird2 and Bluebird xD cabinets, and amortization related to the Company’s investment in the development of its WAGE-NET networked gaming system and online gaming system following initial commercialization during the June 2011 quarter and December 2010 quarter, respectively.

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WMS Reports Fiscal Second Quarter Results, 1/26/2012	page 6

Interest income and other income and expense, net was $4.2 million in the December 2011 quarter compared with $2.4 million in the year-ago quarter, principally reflecting $2.1 million of other income related to the settlement of litigation.

The effective tax rate for the December 2011 quarter was 35% compared to 31% for the December 2010 quarter. The December 2011 quarter reflects the benefit from the U.S. Federal Research & Development Tax Credit which more than offset an increase in the Illinois corporate tax rate that became effective January 1, 2011, and the impact of certain international subsidiary start-up operating losses that did not benefit the effective global tax rate. The December 2010 quarter included a 530-basis point favorable impact on the effective tax rate as a result of the retroactive reinstatement of the U.S. Federal Research & Development Tax Credit legislation. As the U.S. Federal Research & Development Tax Credit legislation expired December 31, 2011, the Company expects its effective tax rate in the second half of fiscal 2012 to be 36%-to-37%.

Cash flow provided by operating activities for the six months ended December 31, 2011, increased 48% to $65.7 million from $44.5 million in the prior-year period. The increase primarily reflects a substantially smaller increase in operating assets and liabilities, an increase in depreciation and amortization, and higher other non-cash charges, partially offset by the impact of lower net income, less favorable tax-related items and a decrease in share-based compensation. Total receivables, net of $333.0 million at December 31, 2011, were down $33.2 million from June 30, 2011, levels, and declined $1.6 million from September 30, 2011, even as revenue increased $6.6 million on a quarterly sequential basis. Long-term notes receivable, net were $87.0 million at December 31, 2011, compared with $81.6 million at June 30, 2011, and $75.3 million at December 31, 2010, largely reflecting higher sales during the past twelve months into markets such as certain Latin American countries that historically have depended upon extended financings. Inventory was $4.7 million higher on a quarterly sequential basis, primarily reflecting an increase in finished goods inventory for upcoming new casino openings. Total current liabilities at December 31, 2011, were down $28.1 million from June 30, 2011, primarily due to higher payments for income taxes and the timing on payments of accounts payable.

Net cash used in investing activities for the six months ended December 31, 2011, was $73.5 million compared to $71.2 million in the year-ago period due to the $4.7 million increase in capital deployed for additions to gaming operations equipment as the Company continues to transition its installed participation base from original Bluebird units to the next-generation of Bluebird2 and Bluebird xD gaming machines, partially offset by a $4.3 million decrease in capital to acquire or license intangible and other non-current assets. Capital expenditures for property, plant and equipment increased $1.9 million compared with the prior-year period. Net cash used in financing activities decreased to $2.3 million compared to $33.9 million in the prior year, primarily due to $35.0 million in proceeds from borrowings under the Company’s line of credit and lower stock repurchase activity in the six months ended December 31, 2011, compared to the 2010 period, partially offset by lower cash received and tax benefits from stock option activity.

Adjusted EBITDA, a non-GAAP financial metric (see reconciliation to net income schedule near the end of this release), was $57.7 million in the December 2011 quarter compared with $66.0 million in the prior-year period. The adjusted EBITDA margin for the December 2011 quarter was 35.6%, an increase over the 33.0% in the year-ago period.

Total cash, cash equivalents and restricted cash was $92.8 million at December 31, 2011, a quarterly sequential increase of $10.4 million, inclusive of $9.6 million used for share repurchases during the quarter. Total cash, cash equivalents and restricted cash was $105.0 million at June 30, 2011.

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WMS Reports Fiscal Firsts Quarter Results, 1/26/2012	page 7

Share Repurchase Program Update

During the three months ended December 31, 2011, the Company purchased $9.6 million of its common stock, or 500,449 shares, under its share repurchase authorization. During the six months ended December 31, 2011, WMS repurchased 1.8 million shares, or over 3% of its outstanding shares, for an aggregate $37.1 million. Reflecting $138.6 million in share repurchases over the last six quarters, approximately $161.4 million remains available on WMS’ repurchase authorization. At December 31, 2011, WMS had 55.3 million shares outstanding and 4.4 million shares held in the Company’s treasury.

Fiscal 2012 Outlook

Reflecting ongoing progress in obtaining approvals on new participation and for-sale products, favorable customer response to new products and continuing benefits from the restructuring and realignment initiatives, WMS expects to achieve further quarterly sequential growth in revenue and operating margin in both the March and June 2012 quarters, leading to year-over-year growth in the second half of fiscal 2012. Notwithstanding these expectations, WMS continues to believe fiscal 2012 annual revenue will be below fiscal 2011 revenue reflecting the lower comparable results generated in the first half of fiscal 2012, while annual operating margin is expected to improve year over year due to the Company’s cost containment and restructuring initiatives. WMS continues to expect that sequential growth in the second-half of the fiscal year will be driven by improvements in the flow of approvals for new products, modest growth in the gaming operations business and an improvement in new unit demand from new casino openings. The Company does not expect revenue in fiscal 2012 from the opening of the Illinois VLT market or from the VLT market in Italy. WMS believes that the challenged economic and industry environment will continue resulting in only limited improvement in the industry replacement cycle in calendar 2012. R&D spending in fiscal 2012 is targeted to approximate 13-to-14% of total annual revenues.

WMS Industries is hosting a conference call and webcast at 4:30 PM ET today, Thursday, January 26, 2012. The conference call numbers are 212/231-2900 or 415/226-5357. To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

About WMS

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing games, video and mechanical reel-spinning gaming machines, video lottery terminals and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. WMS is proactively addressing the next stage of casino gaming floor evolution with its WAGE-NET networked gaming solution, a suite of systems technologies and applications designed to increase customers’ revenue generating capabilities and operational efficiency. The Company’s interactive gaming operations develop and market products and solutions that address global online and mobile gaming opportunities. More information on WMS can be found at www.wms.com or visit the Company on Facebook, Twitter or YouTube.

Product names mentioned in this release are trademarks of WMS, except for the following:

BATTLESHIP and MONOPOLY are trademarks of Hasbro. Used with permission. ©2012 Hasbro. All rights reserved.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s12) Judy Garland as Dorothy from THE WIZARD OF OZ. (s12)

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WMS Reports Fiscal Firsts Quarter Results, 1/26/2012	page 8

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity, including, but not limited to, the statements set forth under the caption “Fiscal 2012 Outlook.” Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) changes in regulations or regulatory interpretations that may adversely affect existing product placements or future placements; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) a reduction in capital spending or interruption in payments by casino customers associated with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (6) a greater-than-expected demand for operating leases by customers over outright product sales or sales financing leases that shift revenue recognition from a single period to the term of such operating leases; (7) future costs relating to our planned restructuring and other charges that may be higher than currently estimated, including additional charges related to actions at a later time not presently contemplated; (8) ability to realize in full, or part, the anticipated savings and expense reductions from restructuring and lower staffing; (9) adverse affects on product development, innovation and the ability to retain and attract key personnel following the restructuring and reorganization actions; (10) a reduction in play levels of our participation games by casino patrons, whether due to economic conditions or increased placements of competitive product; (11) inability of suppliers of key components to timely meet our requirements to fulfill customer orders; (12) increased pricing or promotional competitive activity that adversely affects our average selling price or product revenues; (13) a failure to obtain and maintain our gaming licenses and regulatory approvals; (14) failure of customers or players to adapt to the new technologies that we introduce in new product concepts; (15) a software anomaly or fraudulent manipulation of our gaming machines and software; (16) a failure to obtain the right to use or an inability to adapt to rapid development of new technologies; (17) an infringement claim seeking to restrict our use of material technologies; (18) risks of doing business in international markets, including political and economic instability, terrorist activity and foreign currency fluctuations; and (19) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business”, “Item 1A. Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2011, and our more recent reports filed with the U.S. Securities and Exchange Commission.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

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WMS Reports Fiscal Second Quarter Results, 1/26/2012	page 9

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Six Months Ended December 31, 2011 and 2010

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
REVENUES:
Product sales	$97.5	$127.2	$184.6	$238.4
Gaming operations	64.7	72.7	133.2	149.0

Total revenues	162.2	199.9	317.8	387.4

COSTS AND EXPENSES:
Cost of product sales (1)	48.7	63.1	91.5	120.2
Cost of gaming operations (1)	14.4	15.6	28.7	30.1
Research and development	23.7	30.1	48.1	58.8
Selling and administrative	33.2	38.1	71.5	76.4
Impairment and restructuring charges	—	—	9.7	3.8
Depreciation and amortization (1)	21.2	16.3	43.8	32.1

Total costs and expenses	141.2	163.2	293.3	321.4

OPERATING INCOME	21.0	36.7	24.5	66.0
Interest expense	(0.4)	(0.2)	(0.8)	(0.6)
Interest income and other income and expense, net	4.2	2.4	6.9	3.9

Income before income taxes	24.8	38.9	30.6	69.3
Provision for income taxes	8.7	11.9	10.7	22.8

NET INCOME	$16.1	$27.0	$19.9	$46.5

Earnings per share:
Basic	$0.29	$0.47	$0.36	$0.80

Diluted	$0.29	$0.46	$0.35	$0.78

Weighted-average common shares:
Basic common stock outstanding	55.6	57.8	55.9	58.0

Diluted common stock and common stock equivalents	55.8	59.1	56.2	59.3

(1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation and amortization, which are included in the depreciation and amortization line item:

Cost of product sales	$1.4	$1.2	$2.8	$2.4
Cost of gaming operations	$13.1	$9.2	$27.2	$18.7

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WMS Reports Fiscal Second Quarter Results, 1/26/2012	page 10

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

December 31 and June 30, 2011

(in millions of U.S. dollars and millions of shares)

	December 31, 2011	June 30, 2011
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$79.3	$90.7
Restricted cash and cash equivalents	13.5	14.3

Total cash, cash equivalents and restricted cash	92.8	105.0
Accounts and notes receivable, net of allowances of $7.1 and $5.5, respectively	246.0	284.6
Inventories	69.1	67.1
Other current assets	46.8	40.8

Total current assets	454.7	497.5

NON-CURRENT ASSETS:
Long-term notes receivable, net	87.0	81.6
Gaming operations equipment, net of accumulated depreciation and amortization of $210.6 and $270.5, respectively	96.9	86.8
Property, plant and equipment, net of accumulated depreciation and amortization of $127.0 and $115.7, respectively	189.9	171.5
Intangible assets, net	148.1	153.9
Deferred income tax assets	46.5	43.1
Other assets, net	18.6	11.9

Total non-current assets	587.0	548.8

TOTAL ASSETS	$1,041.7	$1,046.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$58.7	$66.2
Accrued compensation and related benefits	7.0	12.3
Other accrued liabilities	58.6	73.9

Total current liabilities	124.3	152.4

NON-CURRENT LIABILITIES:
Long-term debt	35.0	—
Deferred income tax liabilities	25.8	23.9
Other non-current liabilities	14.4	14.1

Total non-current liabilities	75.2	38.0
Commitments, contingencies and indemnifications	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (200.0 shares authorized and 59.7 shares issued)	29.8	29.8
Additional paid-in capital	436.8	437.9
Treasury stock, at cost (4.4 and 2.9 shares, respectively)	(132.8)	(104.9)
Retained earnings	510.7	490.0
Accumulated other comprehensive income (loss)	(2.3)	3.1

Total stockholders’ equity	842.2	855.9

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,041.7	$1,046.3

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WMS Reports Fiscal Second Quarter Results, 1/26/2012	page 11

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended December 31, 2011 and 2010

(in millions of U.S. dollars)

(unaudited)

	Six Months Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$19.9	$46.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	37.1	32.1
Amortization of intangible and other non-current assets	14.2	9.9
Share-based compensation	7.6	10.6
Other non-cash items	10.2	5.0
Deferred income taxes	(2.0)	10.9
Tax benefit from exercise of stock options	(0.2)	(6.5)
Change in operating assets and liabilities	(21.1)	(64.0)

Net cash provided by operating activities	65.7	44.5

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to gaming operations equipment	(35.6)	(30.9)
Purchase of property, plant and equipment	(31.1)	(29.2)
Payments to acquire or license intangible and other non-current assets	(6.8)	(11.1)

Net cash used in investing activities	(73.5)	(71.2)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(37.1)	(50.0)
Proceeds from borrowings under revolving credit facility	35.0	—
Debt issuance costs	(2.5)	—
Cash received from exercise of stock options	2.1	9.6
Tax benefit from exercise of stock options	0.2	6.5

Net cash used in financing activities	(2.3)	(33.9)
Effect of Exchange Rates on Cash and Cash Equivalents	(1.3)	0.7

DECREASE IN CASH AND CASH EQUIVALENTS	(11.4)	(59.9)
CASH AND CASH EQUIVALENTS, beginning of period	90.7	166.7

CASH AND CASH EQUIVALENTS, end of period	$79.3	$106.8

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WMS Reports Fiscal Second Quarter Results, 1/26/2012	page 12

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Net income	$16.1	$27.0	$19.9	$46.5

Basic weighted average common shares outstanding	55.6	57.8	55.9	58.0
Dilutive effect of stock options	0.1	1.0	0.2	1.0
Dilutive effect of restricted common stock and warrants	0.1	0.3	0.1	0.3

Diluted weighted average common stock and common stock equivalents	55.8	59.1	56.2	59.3

Basic earnings per share of common stock	$0.29	$0.47	$0.36	$0.80

Diluted earnings per share of common stock and common stock equivalents	$0.29	$0.46	$0.35	$0.78

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Net income	$16.1	$27.0	$19.9	$46.5

Net income	$16.1	$27.0	$19.9	$46.5
Depreciation	17.8	16.3	37.1	32.1
Amortization of intangible and other non-current assets	7.6	4.6	14.2	9.9
Provision for income taxes	8.7	11.9	10.7	22.8
Interest expense	0.4	0.2	0.8	0.6
Share-based compensation	5.0	5.5	7.6	10.6
Other non-cash items	2.1	0.5	10.2	5.0

Adjusted EBITDA	$57.7	$66.0	$100.5	$127.5

Adjusted EBITDA margin	35.6%	33.0%	31.6%	32.9%

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based compensation and other non-cash items, including non-cash impairment and restructuring charges) and adjusted EBITDA margin are supplemental non-GAAP financial metrics used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA and adjusted EBITDA margin provide additional useful information to investors regarding our ability to service debt and are commonly used financial analysis metrics for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA and adjusted EBITDA margin should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate adjusted EBITDA and adjusted EBITDA margin in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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WMS Reports Fiscal Second Quarter Results, 1/26/2012	page 13

WMS INDUSTRIES INC.

Supplemental Data – Items Impacting Comparability: Net Charges (Credits)

For the Three and Six Months Ended December 31, 2011 and 2010

(in millions of U.S. dollars, except per share amounts)

(unaudited)

	Three Months Ended December 31, 2011		Three Months Ended December 31, 2010		Six Months Ended December 31, 2011		Six Months Ended December 31, 2010
	Pre-tax amount	Per diluted share	Pre-tax amount	Per diluted share	Pre-tax amount	Per diluted share	Pre-tax amount	Per diluted share
DESCRIPTION OF NET CHARGES (CREDITS)
IMPAIRMENT AND RESTRUCTURING CHARGES
Non-cash Charges
Impairment of property, plant and equipment	$—	$—	$—	$—	$0.6	$0.01	$2.4	$0.03

Cash Charges
Restructuring charges	—	—	—	—	9.1	0.11	1.4	0.01

Total Impairment and Restructuring Charges	—	—	—	—	$9.7	0.12	3.8	0.04

OTHER CHARGES
Non-cash charges to write-down Mexican customer receivables (recorded in selling and administrative expenses)	—	—	—	—	4.3	0.05	—	—

TOTAL IMPAIRMENT, RESTRUCTURING AND OTHER CHARGES	$—	$—	$—	$—	$14.0	$0.17	$3.8	$0.04

CASH BENEFITS:

Proceeds from litigation settlement (recorded in interest income and other income and expense, net)	$(2.1)	$(0.02)	—	—	$(2.1)	$(0.02)	—	—
Prior period impact from retroactive reinstatement of the Federal research and development tax credit (recorded in provision for income taxes)	—	—	—	(0.02)	—	—	—	(0.02)

TOTAL CASH BENEFITS	$(2.1)	$(0.02)	—	$(0.02)	$(2.1)	$(0.02)	—	$(0.02)

TOTAL NET CHARGES (CREDITS)	$(2.1)	$(0.02)	$—	$(0.02)	$11.9	$0.15	$3.8	$0.02

The three-month period ended December 31, 2011, includes a pre-tax benefit of $2.1 million, or $0.02 per diluted share, from litigation settlement included in interest income and other income and expense, net. The three-month period ended December 31, 2010 includes a $0.02 per diluted share benefit from the retroactive reinstatement of the Federal research and development tax credit related to the period January 1, 2010 through September 30, 2010.

The six-month period ended December 31, 2011, includes $14.0 million of pre-tax charges, or $0.17 per diluted share, which includes $9.7 million pre-tax of impairment and restructuring charges, including $5.9 million pre-tax of separation-related costs and $3.8 million pre-tax of costs related to the decision to close two facilities; and $4.3 million pre-tax, or $0.05 per diluted share, of non-cash charges to write-down receivables following government enforcement actions at certain casinos in Mexico. This six-month period also includes a pre-tax cash benefit of $2.1 million from litigation settlement. The six-month period ended December 31, 2010, includes $3.8 million of pre-tax impairment and restructuring charges, or $0.04 per diluted share, that previously had been included in selling and administrative expense, which includes $2.4 million pre-tax of asset impairment charges and $1.4 million pre-tax of separation-related restructuring charges related to closing WMS’ main facility in the Netherlands. The six-month period includes a $0.02 per diluted share benefit recorded in income taxes in the December 2010 quarter related to the period January 1, 2010 through September 30, 2010 from the retroactive reinstatement of the Federal research and development tax credit.

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